As filed with the Securities and Exchange Commission on
                               June 26, 1997

                    Registration No. 33-53303

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549


                      POST EFFECTIVE AMENDMENT NO. 2
                                    TO
                                 FORM S-8

                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933



                 CIRCUS CIRCUS ENTERPRISES, INC.
            (Exact name of issuer as specified in its charter)


       NEVADA                               88-0121916
(State or other jurisdiction of   (I.R.S. Employer incorporation
or organization)                       Identification No.)


2880 LAS VEGAS BOULEVARD SOUTH, LAS VEGAS, NEVADA   89109
(Address of Principal Executive Offices)         (Zip Code)

                     1993 STOCK OPTION PLAN
                         (Full Title of the Plan)

YVETTE E. LANDAU, 2880 LAS VEGAS BOULEVARD SOUTH
 LAS VEGAS, NEVADA 89109
                  (Name and address of agent for service)

                      (702) 794-0410
(Telephone number, including area code, of agent for service)

                      CIRCUS CIRCUS ENTERPRISES, INC.

                           CROSS REFERENCE SHEET

Pursuant to Rule 404 and Item 501 of Regulations S-K

    Form S-8 Item No.             Heading in Prospectus

    1. Plan Information

       (a)  General Plan          Cover Page; Description of the
            Information           Plan

       (b)  Securities to be      Cover Page; Description of the
            Offered               Plan - Limitation on Number of
                                  Shares

       (c)  Employees Who May     Description of the Plan -
            Participate in the    General
            Plan

       (d)  Purchase of           Description of the Plan -
            Securities Pursuant   General, - Stock Options and -
            to the Plan and       Termination of Employment
            Payments for
            Securities Offered

       (e)  Resale Restrictions   Restrictions on Resale

       (f)  Tax Effects of Plan   Federal Income Tax
            Participation         Consequences

       (g)  Investment of Funds   Not applicable

       (h)  Withdrawal from the   Description of the Plan -
            Plan; Assignment of   Non-Transferability and -
            Interest              Termination of Employment

       (i)  Forfeitures and       Description of the Plan -
            Penalties             Termination of Employment

       (j)  Charges and           Description of the Plan -
            Deductions and Liens  Termination of Employment
            Therefor

    2. Registrant Information     Reports of the Company;
       and Employee Plan Annual   Incorporation of Certain
       Information                Documents by Reference


                                                                 PROSPECTUS

                      CIRCUS CIRCUS ENTERPRISES, INC.

                             3,000,000 Shares

                     Common Stock, $.01-2/3 Par Value

              Offered Pursuant to the 1993 Stock Option Plan

         This Prospectus relates to the offering by Circus
Circus Enterprises, Inc. (the Company ) of 3,000,000 shares of the Company s Common Stock, $.01-2/3 per value ( Common Stock ), pursuant to the Company s 1993 Stock Option Plan, as amended (the
 Plan ), which provides for the granting of options to purchase up to 3,000,000 shares of Common Stock, subject to adjustment upon the occurrence of certain events specified in the Plan, including stock dividends, stock splits and extraordinary cash dividends. Although the Company may issue previously authorized but unissued shares of its Common Stock pursuant to the Plan, it is the Company s present intention that all shares issued pursuant to the Plan will be shares of Common Stock held as treasury shares.


         The Common Stock of the Company is listed on the New
York Stock Exchange and the Pacific Stock Exchange. On June 24,
1997, the last reported sale price of the Common Stock on the New
York Stock Exchange Composite Tape was $25.69 per share.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         NEITHER THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE MISSISSIPPI GAMING COMMISSION NOR ANY OTHER GAMING REGULATORY AUTHORITY HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.



               The date of this Prospectus is June 26, 1997.


                         ADDITIONAL INFORMATION

         The Company has filed a Registration Statement with the Securities and Exchange Commission (the Commission ) under the Securities Act of 1933, as amended, with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, including the financial schedules and exhibits filed with or incorporated by reference as a part thereof. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected and copies may be obtained (at prescribed rates) at the Commission s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied (at prescribed rates) at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the
Commission s regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, the Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         No person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer described herein, and any information or representation not contained herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell these securities in any state to any person to whom it is unlawful to make such offer in such state. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that information herein is correct as of any time subsequent to its date.

         The Company will provide, without charge, to each person to whom this Prospectus is delivered, a copy of the Company s annual report to stockholders for its last fiscal year together with a copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith (not including exhibits to such information, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates) upon the written or oral request of such person. Requests should be directed to Yvette E. Landau, Secretary of the Company, 2880 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (telephone 702-734-0410).


                          DESCRIPTION OF THE PLAN

General

         This Prospectus relates to an aggregate of 3,000,000 shares of Common Stock which may be issued pursuant to the Company s 1993 Stock Option Plan. The Plan provides for the issuance of up to 3,000,000 shares of the Company s Common Stock pursuant to stock options granted to (i) officers and other full-time salaried employees of the Company and its Subsidiaries (as defined) with managerial, professional or supervisory responsibilities, and (ii) consultants and advisors who render bona fide services to the Company and its Subsidiaries, in each case, where the committee administering the Plan (the
 Committee ) determines that such officer, employee, consultant or advisor has the capacity to make a substantial contribution to the success of the Company. This Prospectus will not be utilized in connection with issuances of shares to consultants or advisors to whom options may be granted pursuant to the Plan for services in connection with the offer or sale of securities in capital-raising transactions, although the Plan does not preclude the Committee from granting options under such circumstances, provided the other terms and conditions of the Plan are complied with. As used in this Prospectus, the term Participant means a person who holds one or more stock options granted pursuant to the Plan. For purposes of the preceding sentence, the term
 Subsidiaries means those entities at least 50% owned, directly or indirectly, by the Company. All references in this Prospectus to numbers of shares and market and exercise prices have been adjusted to reflect a three-for-two split of the Company s Common Stock effective at the close of business on July 9, 1993.

         The Plan was originally adopted by the Company s Board of Directors (the Board of Directors ) on March 29, 1993 (the Plan s effective date) subject to approval by the Company s stockholders which was obtained on June 17, 1993. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ( ERISA ). All expenses associated with the Plan are borne by the Company.

         The description of the Plan contained herein does not purport to be complete, and reference is made to the Plan itself and to the respective agreements evidencing options granted pursuant to the Plan for a full statement of the terms and provisions applicable to such awards.

         The principal office of the Company is located at 2880
Las Vegas Boulevard South, Las Vegas, Nevada 89109, and its telephone number is (702) 734-0410.

Purposes

         The purposes of the Plan are to enable the Company and its Subsidiaries to attract and retain the services of officers and other key employees with managerial, professional or supervisory responsibilities, to retain able consultants and advisors and to motivate such persons to use their best efforts on behalf of the Company.

Administration

         The Plan is administered by the Committee which, according to the terms of the Plan, is to consist of two or more directors of the Company designated by the Board of Directors. To the extent possible, and to the extent the Board of Directors deems it necessary or appropriate, each member of the Committee shall be a Non-Employee Director (as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934) and an
 Outside Director (as such term is defined in Treasury Regulations Section 1.162-27 promulgated under the Code).

         The Plan grants to the Committee full power, subject to and within the limits of the Plan, to (i) interpret and administer the Plan and stock options granted thereunder; (ii) make and interpret rules and regulations for the administration of the Plan and to make changes in and revoke such rules and regulations (and in the exercise of this power, generally determine all questions of policy and expediency that may arise and correct any defect, omission, or inconsistency in the Plan or any agreement evidencing the grant of any stock option in a manner and to the extent it deems necessary to make the Plan fully effective); (iii) determine those persons to whom stock options shall be granted and the number of stock options to be granted to any person; (iv) determine the terms of stock options granted under the Plan, consistent with the provisions of the Plan; and (v) generally, exercise such powers and perform such acts in connection with the Plan as are deemed necessary or expedient to promote the best interests of the Company. The interpretation and construction by the Committee of any provisions of the Plan or of any stock option granted pursuant to the Plan shall be final, binding and conclusive. The Committee may amend or modify the terms of any stock option previously granted pursuant to the Plan, but no such amendment or modification may impair the rights of any Participant under such stock option without the consent of such Participant. Requests for additional information concerning the Committee or the Plan may be made to the individual and in the same manner as requests described under Reports of the Company .

         The present Committee members, each of whom is a director of the Company, are Michael D. McKee, Chairman, and Arthur H. Bilger. Additional information concerning the members of the Committee may be obtained from the Company in the manner described under Reports of the Company .

Limitation on Number of Shares

         Except for adjustments in accordance with the terms of the Plan upon the occurrence of certain specified events, the number of shares of Common Stock which may be issued pursuant to the Plan may not exceed 3,000,000. To the extent a stock option granted to a Participant pursuant to the Plan expires unexercised or is cancelled, terminated or forfeited in any manner without the issuance of shares of Common Stock thereunder, such shares will again be available under the Plan. While the shares of Common Stock issued pursuant to the Plan may be either authorized and unissued shares, treasury shares, or a combination thereof, as the Committee determines, it is currently the intention of the Company to utilize treasury shares for this purpose. No Participant may be granted stock options to purchase in excess of 1,000,000 shares pursuant to the Plan in 1997 or in any subsequent calendar year.

Stock Options

         Stock options granted to a Participant under the Plan may be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and any successor statute (the Code ), or in such other form, consistent with the Plan, as the Committee may determine. Incentive stock options may be granted for a term of up to five years in the case of optionees who own in excess of 10% of the combined voting power of all classes of the Company s stock and up to ten years, in the Committee s sole discretion, in the case of all other optionees. Non-Qualified stock options may be granted for a term of up to ten years. The exercise price per share of Common Stock for a stock option granted to a Participant pursuant to the Plan must be fixed by the Committee at not less than 100% of the fair market value of a share of Common Stock on the date of grant (or 110% of fair market value in the case of incentive stock options granted to any officer or employee holding in excess of 10% of the combined voting power of all classes of the Company s stock as of the date of grant). For this purpose, the fair market value of the Common Stock, as defined in the Plan, means the last reported sale price of the Common Stock on the New York Stock Exchange Composite Tape on the date fair market value is to be determined and, in absence of any sale on such day, fair market value as determined in good faith by the Committee on the basis of such quotations and other considerations as the Committee deems appropriate. Stock options granted to a Participant pursuant to the Plan will be exercisable at such time or times as the Committee determines at or subsequent to grant in accordance with the terms of the Plan. Stock options granted pursuant to the Plan will be exercisable in whole or in part by written notice to the Company, 2880 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (to the attention of the Company s Corporate Secretary), in each case signed by the Participant exercising such option, stating the number of shares of Common Stock with respect to which the option is being exercised and accompanied by payment in full of the exercise price.

         Payment of the exercise price for an option granted to a Participant may be made, at the discretion of the optionee, and to the extent permitted by the Committee, (A) in United States dollars (whether in cash or by check, bank draft, or money order payable in United States dollars to the order of the Company),
(B) in Common Stock (valued at the fair market value thereof on the date of exercise) either delivered by the Participant to the Company or withheld by the Company from the shares otherwise issuable upon such exercise, or (C) by a combination of cash and Common Stock. The date on which both such notice and payment have been received by the office of the Corporate Secretary of the Company will be the date of exercise for the option as to the number of shares specified in the notice and for which such payment has been received. Until the shares of Common Stock as to which an option is exercised are issued, the Participant shall have none of the rights of a shareholder of the Company with respect to such shares.

Special Provisions Applicable to Incentive Stock Options

         Incentive stock options may only be granted to Participants who are employees of the Company or a Subsidiary of the Company. To the extent that the aggregate fair market value of Common Stock, with respect to which incentive stock options are exercisable for the first time by a Participant during any calendar year under the Plan and any other plan of the Company or a Subsidiary, exceeds $100,000, such stock options shall be treated as non-qualified stock options. Any Participant who disposes of shares of Common Stock acquired upon the exercise of an incentive stock option by sale or exchange either within two (2) years after the date of the grant of the incentive stock option under which the shares were acquired or within one (1) year of the acquisition of such shares, shall be required to promptly notify the Corporate Secretary of the Company at the principal office of the Company of such disposition, the amount realized, the purchase price per share paid upon exercise and the date of disposition. Any incentive stock option granted to a Participant who, at the time of the grant, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock either of the Company or any parent or Subsidiary of the Company, must (A) be exercisable at a price that is at least one hundred ten percent (110%) of the fair market value of the Common Stock at the time the option is granted and (B) not be exercisable more than five (5) years from the date it is granted.

Termination of Employment

         General. Except as otherwise described under Exceptions to the General Rule , below, if a Participant s employment by, or relationship with, the Company or its Subsidiaries is terminated for any reason, all rights of any kind under any outstanding stock option granted under the Plan held by such Participant which have not previously lapsed or terminated expire immediately.

         Exceptions to the General Rule. The general rule applicable upon a Participant s termination of employment by, or relationship with, the Company or its Subsidiaries, described under General , above, is subject to four exceptions. Such exceptions are as follows:

         (1) Total Disability. If a Participant s employment by, or relationship with, the Company or its Subsidiaries terminates as a result of such Participant s permanent mental or physical disability as determined by the Committee ( Total Disability ), each stock option granted under the Plan held by such Participant (which has not previously lapsed or terminated) immediately becomes fully exercisable as to the total number of shares of Common Stock subject thereto (whether or not exercisable to that extent at the time of such termination) and remains so exercisable by such Participant until the earlier of
(i) the expiration of the option by its terms, or (ii) the expiration of the six-month period commencing with such termination of employment or relationship.

         (2) Death. In the event of the death of a Participant, each stock option granted under the Plan held by such Participant (which has not previously lapsed or terminated) immediately becomes fully exercisable as to the total number of shares of Common Stock subject thereto (whether or not exercisable to that extent at the time of death) by the executor or administrator of the Participant s estate or by the person or persons to whom the deceased Participant s rights thereunder pass by will or by the laws of descent or distribution, and remain so exercisable until the earlier of (i) the expiration of the option by its terms or
(ii) the expiration of the six-month period commencing with such Participant s death.

         (3) Retirement. If a Participant s employment by the Company or its Subsidiaries terminates by reason of such Participant s retirement in accordance with Company policies, each stock option granted under the Plan held by such Participant at the date of such termination (which has not previously lapsed or terminated) immediately becomes fully exercisable as to the total number of shares of Common Stock subject thereto (whether or not exercisable to that extent at the time of such termination) and remain so exercisable by such Participant until the earlier of (i) the expiration of the option by its terms or
(ii) the expiration of the three-month period commencing with such termination.

         (4)  Certain Terminations of Officers of the Company.
In the event the Company terminates the employment of a Participant who at the time of such termination was an officer of the Company and had been continuously employed by the Company during the five-year period immediately preceding such termination, for any reason except good cause (hereafter defined) and except upon such Participant s death, Total Disability or retirement in accordance with Company policies, each stock option held by such Participant (which has not previously lapsed or terminated and which has been held by such Participant for more than six months prior to such termination) immediately becomes fully exercisable as to the total number of shares of Common Stock subject thereto (whether or not exercisable to that extent at the time of such termination) and remains so exercisable until the earlier of (i) the expiration of the option by its terms or (ii) the expiration of the three-month period commencing with such termination. A termination for good cause is deemed to have occurred only if the Participant in question (i) is terminated by written notice for dishonesty, because of his conviction of a felony, or because of his violation of any material provision of any employment or other agreement with the Company or any of its Subsidiaries, or (ii) voluntarily resigns or terminates his employment with the Company or any of its Subsidiaries under or followed by such circumstances as would constitute a breach of any material provision of any employment or other agreement between him and the Company or any of its Subsidiaries, or (iii) has committed an act of dishonesty not discovered by the Company or any of its Subsidiaries prior to the cessation of his employment with the Company or any of its Subsidiaries, but which would have resulted in his discharge if discovered prior to such date, or (iv) has, either before or after cessation of his employment with the Company or any of its Subsidiaries, without the written consent of the Company or any of its Subsidiaries, used (except for the benefit of the Company or any of its Subsidiaries) or disclosed to any other person any confidential information relating to the continuation or proposed continuation of the business or any trade secrets of the Company or any of its Subsidiaries obtained as a result of or in connection with such employment, or (v) has, either before or after the cessation of his employment with the Company or any of its Subsidiaries, without the written consent of the Company or any of its Subsidiaries, directly or indirectly, given advice to, or served as an employee, director, officer, or trustee of, or in any similar capacity with, or otherwise directly or indirectly participated in the management, operation, or control of, or had any direct or indirect financial interest in, any corporation, partnership, or other organization which directly or indirectly competes in any respect with the Company or any of its Subsidiaries, or (vi) has ceased to be employed by the Company or any of its Subsidiaries because of the inability to continue as an employee under any law or governmental regulation, including any Nevada gaming law or regulation, or (vii) has voluntarily resigned or terminated his employment with the Company or any of its Subsidiaries under or followed by such circumstances as would have rendered him unable to have continued as an employee under any law or governmental regulation, including any Nevada gaming law or regulation.

Stock Option Agreements

         Each stock option granted to a Participant under the Plan is required by the terms of the Plan to be evidenced by a written agreement executed by the Company and the Participant to whom the option is granted. Each such agreement is to be in such form and contain such terms and conditions (not inconsistent with the Plan) as the Committee determines in its sole discretion.

Non-Transferability

         No stock option granted to a Participant under the Plan, and no interest therein, shall be transferable by the Participant otherwise than by will or the laws of descent and distribution. Each such option granted to a Participant shall be exercisable during the Participant s lifetime only by the Participant or his guardian or legal representative. Any purported transfer contrary to this provision will be null and void and without effect.

Tax Withholding

         Under the terms of the Plan, the Committee has the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any withholding or other tax due with respect to any shares issuable under the Plan, and the Committee may defer such issuance unless indemnified to its satisfaction. A Participant may, to the extent the Committee consents (but only to such extent), make an irrevocable election to have shares of Common Stock otherwise issuable pursuant to an option withheld, tender back to the Company shares of Common Stock received pursuant to an option or deliver to the Company previously acquired shares of Common Stock having a fair market value sufficient to satisfy all or part of the Participant s estimated tax obligations associated with the transaction. Such election must be made by a Participant prior to the date on which the relevant tax obligation arises. The Committee may, in its sole discretion, disapprove of any election and/or limit, suspend or terminate the right of a Participant to make such elections.

Rights of Participants

         The Plan does not limit in any way the right of the Company or any of its Subsidiaries to terminate a Participant s employment at any time, nor does the Plan or the receipt of one or more stock options pursuant thereto confer upon a Participant any right to continue in the employ of the Company or any of its Subsidiaries for any period of time or to continue to receive his or her present or any other rate of compensation. The Plan does not confer on any employee a right to receive options pursuant thereto, or, having become a Participant, to receive additional stock options pursuant to the Plan.

Stock Options Granted

         As of the close of business on May 30, 1997, there were outstanding under the Plan options to purchase an aggregate of 757,750 shares of the Company s Common Stock held by 35 individuals which were exercisable at prices ranging from $21.25 to $34.00 per share and which had expiration dates ranging from April 4, 2004 to April 14, 2007. As of the close of business on May 30, 1997, 404,550 shares of Common Stock had been purchased pursuant to the Plan and options to purchase an additional shares were available for issuance pursuant to the Plan.

Term of the Plan

         Unless extended by the stockholders of the Company or earlier terminated by the Board of Directors, the Plan will expire on March 28, 2003 and, thereafter no option may be granted pursuant to the Plan. However, the Plan will continue after such date to govern all options granted before that date until the exercise, expiration or cancellation of such options.

Rights as Stockholder

         A Participant under the Plan will have no right as a stockholder of the Company with respect to shares which are the subject of stock options granted pursuant to the Plan unless and until certificates for such shares are issued to the Participant.

Adjustments Upon Certain Changes

         In the event of changes to the outstanding shares of Common Stock of the Company through reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend, stock consolidation or otherwise, or in the event of a sale of all or substantially all of the assets of the Company, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which stock options may be granted pursuant to the Plan. A corresponding adjustment changing the number or kind of shares and/or purchase price per share of unexercised stock options or portions thereof which have been granted pursuant to the Plan prior to any such change shall likewise be made. Notwithstanding the foregoing, in the case of a reorganization, merger or consolidation, or sale of all or substantially all of the assets of the Company, in lieu of adjustments as aforesaid, the Committee may in its discretion accelerate the date after which a stock option granted pursuant to the Plan may or may not be exercised or the stated expiration date thereof. Adjustments or changes under the circumstances described in this paragraph are to be made by the Committee, whose determination as to the adjustments or changes to be made, and the extent thereof, shall be final, binding and conclusive.

Amendment, Suspension and Termination of Plan

         The Plan may be suspended, terminated or reinstated, in whole or in part, at any time by the Board of Directors. The Board of Directors may from time to time make such amendments to the Plan as it deems advisable, including, with respect to incentive stock options, amendments deemed necessary or desirable to comply with Section 422 of the Code and any regulations issued thereunder, provided, however, that without the approval of the Company s stockholders, no amendment may be made that would (i) increase the number of shares of Common Stock that may be issued under the Plan, or (ii) extend the term of the Plan, or (iii) increase the period during which a stock option granted pursuant to the Plan may be exercised beyond ten years from the date of grant, or (iv) materially modify the requirements as to eligibility for participation in the Plan, or (v) otherwise materially increase the benefits accruing to Participants under the Plan, or (vi) cause stock options granted under the Plan to fail to meet the requirements of Rule 16b-3. No amendment, suspension or termination of the Plan may impair the rights of Participants under outstanding options without the consent of such Participants.

Governing Law

         The Plan provides that its validity and construction, and the validity and construction of its rules and regulations and any agreements entered into thereunder, shall be governed by the laws of the State of Nevada.


FEDERAL INCOME TAX CONSEQUENCES

Incentive Stock Options

         Incentive stock options granted to Participants under the Plan are intended to qualify for the favorable Federal income tax treatment ("Incentive Stock Options") currently accorded
 Incentive Stock Options as defined under Section 422 of the Code. The Plan is not the type of employee benefit plan that is subject to being qualified under Section 401 of the Code.

         Under the Code, no Federal income tax is imposed at the time an Incentive Stock Option is granted or exercised, provided, generally, that such exercise occurs not later than three months after the termination of the optionee s employment with the Company or a Subsidiary. The Code also provides that, (i) in the case of an optionee whose employment terminates as a result of disability (as contemplated by Section 22(e)(3) of the Code), the three-month period described in the preceding sentence is extended to one year; and (ii) the general requirement that the option be exercised within three months of the termination of the optionee s employment is not applicable to Incentive Stock Options exercised after the death of an optionee by his estate or a person who acquired the right to exercise such Incentive Stock Option by reason of the death of the optionee.

         Under the Plan, stock options granted to an optionee who ceases to be employed by the Company or a Subsidiary for any one or more of the reasons set forth under the heading
 Description of the Plan - Termination of Employment - Exceptions to the General Rule - Certain Terminations of Officers of the Company , will terminate and become void at the time such employment terminates. Subject to the preceding sentence and the other provisions described under Description of the Plan - Termination of Employment , the period during which options granted to a Participant may be exercised will be determined by the Committee in accordance with the terms and conditions of the Plan.

         To the extent that the aggregate fair market value (determined at the time the option is granted) of the shares with respect to which options which would, but for this sentence, be Incentive Stock Options are exercisable for the first time by an optionee during any calendar year under the Plan and under any other plans of the Company (and any parent or subsidiary corporation of the Company) exceeds $100,000, the options related to such excess will be deemed to be Non-Qualified Stock Options (as hereinafter defined) for Federal income tax purposes.

         While ordinarily no income is required to be recognized at the time an Incentive Stock Option is exercised, it should be noted that for purposes of the alternative minimum tax imposed by
Section 55 of the Code, an Incentive Stock Option is treated, in effect, as a Non-Qualified Option (as hereinafter defined). Therefore, the excess of the fair market value of the shares of Common Stock subject to the Incentive Stock Option, determined at the time of exercise, over the exercise price constitutes ordinary income for purposes of the alternative minimum tax. Accordingly, the exercise of an Incentive Stock Option by an Optionee (depending on his other circumstances) may cause the Optionee to incur some alternative minimum tax. For purposes of the alternative minimum tax, the basis of stock acquired through the exercise of an Incentive Stock Option equals the fair market value taken into account in determining the amount of ordinary income recognized for alternative minimum tax purposes. A special rule applies in the case of a disqualifying disposition (as described below) of shares acquired by exercise of an Incentive Stock Option occurring in the same taxable year as the exercise which, in effect, results in the same tax treatment under the alternative minimum tax as applicable for ordinary tax purposes.

         Provided that the Incentive Stock Option was exercised timely (as described above), if the shares of Common Stock acquired upon exercise of an Incentive Stock Option are not disposed of (i) within two years after the date of the grant of the Incentive Stock Option or (ii) within one year after the exercise of the Incentive Stock Option, then, generally, any amount realized in excess of the optionee s basis in the shares of Common Stock is taxed as long-term capital gain at the time of the sale or other disposition of the shares. The holding period requirement described in the preceding sentence is not applicable to Incentive Stock Options exercised after the death of an optionee by his or her estate or a person who acquired the right to exercise such Incentive Stock Option by reason of the death of the optionee. Any loss incurred under such circumstances is treated as a long-term capital loss. The Company is not entitled to a tax deduction with respect to the grant or exercise of an Incentive Stock Option or upon such disposition of the shares received upon its exercise.

         The Optionee s basis (for purposes of determining the amount of gain or loss upon a disposition that satisfies the holding period requirements) in shares of Common Stock acquired upon the exercise of an Incentive Stock Option is equal to the option price of the shares of Common Stock, in the event that the entire option price is paid in cash. The IRS has taken the position that an Optionee s basis and holding period in the shares of Common Stock acquired upon exercise of an Incentive Stock Option are determined in a case where the Optionee pays all or a portion of the option price by delivering to the Company shares of Common Stock already owned by him is to be determined as follows:

          (i) For that number of shares of Common Stock which is equal to the number of already-owned shares of Common Stock that are delivered to the Company in part or in full payment of the exercise price, the basis and holding period are the same as the basis and holding period of such already-owned shares; and

         (ii) For any shares of Common Stock received in excess of the number of already-owned shares of Common Stock that are delivered to the Company in part or in full payment of the exercise price (the Additional Shares ), the basis is equal to the amount of cash, if any, paid in connection with the exercise of the option; and the holding period for the Additional Shares commences on the date of exercise of the option.

         It should also be noted that the delivery of already-owned shares of Common Stock in part or full payment of the option price will constitute a disqualifying disposition of such already-owned shares of Common Stock if (i) such already-owned shares of Common Stock had been acquired by exercise of an Incentive Stock Option, and (ii) at the time of delivery of such already-owned shares, the optionee has not satisfied the statutory two-year-after-grant, one-year-after-exercise holding period (described above) which must be met in order to qualify for the tax benefits of an Incentive Stock Option.

         In the event an optionee sells or otherwise disposes of shares of Common Stock acquired upon exercise of an Incentive Stock Option before the expiration of two years after the grant of the Incentive Stock Option or before the expiration of one year after the exercise of the Incentive Stock Option (a disqualifying disposition ), then the lesser of (i) the excess of the fair market value of the shares of Common Stock at the time the Incentive Stock Option was exercised over the exercise price of the shares, or (ii) the amount realized upon such sale over the optionee s basis in the shares of Common Stock, is treated as ordinary income at the time of the sale or other disposition of the shares of Common Stock. The adjusted cost basis of the shares in the optionee s hands at the time of his or her disposition will consist of the price paid by the optionee for the shares, increased by the amount (if any) included in the optionee s gross income as ordinary income as a result of such disposition. Any gain on the sale or other disposition of the shares which is not treated as ordinary income (as described in the preceding sentence) is treated as long-term or short-term capital gain, depending on the holding period of the shares of Common Stock sold. Such excess is long-term gain only if the shares of Common Stock were held for more than one year.

         The Company, generally, is entitled to a tax deduction equal to the amount of ordinary income, if any, recognized by the optionee in cases in which the shares of Common Stock are sold prior to satisfying the two-year-after-grant, one-year-after exercise holding period which must be met in order to qualify for the tax benefits of an Incentive Stock Option.

Non-Qualified Stock Options

         Non-qualified stock options ( Non-Qualified Stock Options ) granted under the Plan are not intended to qualify for the favorable Federal income tax treatment accorded Incentive Stock Options under the Plan or certain other types of stock acquisition programs. Section 83 of the Code and the Regulations thereunder govern the taxation of the receipt and exercise of Non-Qualified Stock Options under the Plan. An optionee should not recognize any income for Federal income tax purposes at the time of the grant of any Non-Qualified Stock Option under the Plan. However, when the Non-Qualified Stock Option is exercised, the excess of the fair market value of the shares of Common Stock acquired pursuant to such exercise, determined at the time of exercise, over the option price constitutes ordinary income to the optionee. The Company would generally be entitled to a corresponding income tax deduction for the taxable year in which the optionee is required to include such ordinary income. The Company will withhold Federal income, Social Security and Unemployment taxes on the amount of ordinary income recognized by a Participant upon the exercise of a Non-Qualified Stock Option.

         Optionees who are subject to the short-swing profits rules of Section 16(b) of the Securities Exchange Act of 1934, as amended ( Section 16(b) ), relating to the purchase or sale or sale and purchase of securities within six months at a profit, unless they elect within 30 days of exercising a Non-Qualified Stock Option to be taxed as of the time of such exercise (on the basis of the fair market value of the stock at the time of such exercise), are permitted to defer the calculation and imposition of the tax on the gain realized from the exercise until the earlier of (i) the expiration of such six-month period, or (ii) the first day on which the sale of such stock at a profit will not subject such optionee to suit under Section 16(b).

Taxation of Capita1 Gains and Ordinary Income

         Under the terms of the Code, the maximum marginal rate of tax imposed on ordinary income for individuals is 39.6% and the maximum marginal rate of tax imposed on long-term capital gains is 28%. In addition to this difference in tax rates, the distinction between capital gains and losses and ordinary income is relevant for a number of reasons, including the fact that capital losses are only deductible against capital gains and a limited amount ($3,000) of ordinary income.

         The general Federal income tax principles discussed above are highly complex subject to changes which may be brought about by subsequent legislation or by regulations and administrative rulings which may be applied on a retroactive basis. Optionees may also be subject to state and local and/or foreign taxes with respect to option grants, option exercises and the subsequent holding and disposition of shares acquired and should refer to the applicable tax laws of the relevant jurisdictions. Each Optionee should consult his own tax advisor in connection with the tax consequences of the grant and exercise of an option and the subsequent holding and disposition of shares received upon exercise.

         The general Federal income tax principles discussed above are highly complex and subject to changes which may be brought about by subsequent legislation or by regulations and administrative rulings which may be applied on a retroactive basis. Participants may also be subject to state and local taxes with respect to awards received pursuant to the Plan, including the holding and disposition of Common Stock acquired pursuant to the Plan and should refer to the applicable tax laws of the relevant jurisdictions. Each Participant should consult his or her own tax advisor in connection with the tax consequences of the receipt of an option and the holding and disposition of shares received pursuant thereto.

Deductibility of Executive Compensation Under Code Section 162(m)

         Section 162(m) of the Code sets limits on the deductibility of compensation in excess of $1,000,000 paid by publicly held companies to certain employees (the Million Dollar Cap ). The Internal Revenue Service (the IRS ) has also issued Treasury Regulations which provide rules for the application of the Million Dollar Cap deduction limitations. Compensation which is treated as qualified performance-based compensation under these rules is exempt from the limitations of the Million Dollar Cap. Income recognized as ordinary compensation income on the exercise of Non-Qualified Stock Options granted under the Plan should be treated as qualified performance-based compensation for these purposes provided the Plan meets certain requirements, and the option grant itself complies with specific rules applicable on a grant-by-grant basis. The Plan complies with IRS rules generally applicable to stock option plans under the performance-based compensation exception to the Million Dollar Cap. It is the Company s intention to administer the Plan in accordance with all applicable requirements of the Million Dollar Cap rules to qualify option grants for the performance-based compensation exemption, including administration of the Plan by a committee of two or more outside directors (as that term is used in the applicable Treasury Regulations) whenever, in the judgment of the Committee, to do so would be consistent with the objectives of the Plan.

RESTRICTIONS ON RESALE

         Certain officers and directors of the Company may be deemed to be affiliates of the Company for purposes of the Securities Act of 1933.

         Shares acquired under the Plan by an affiliate of the Company may only be reoffered or resold pursuant to an effective registration statement under the Securities Act of 1933 or in accordance with Rule 144 thereunder. An affiliate may not reoffer or resell shares by means of this Prospectus.

         Under Section 16(b) of the Securities Exchange Act of 1934, as amended (the 1934 Act ), if a director or an officer (as defined in Rule 16a-1 under the 1934 Act) of the Company, or a person who beneficially owns, directly or indirectly, more than ten percent of the Common Stock of the Company, engages in purchases and sales of the Company s Common Stock which are not exempted from the liability provisions of
Section 16(b) within a six-month period, any profit resulting from a matching of such transactions must be paid to the Company. For purposes of determining Section 16(b) liability, a non-exempted acquisition or disposition of an option or other right to acquire Common Stock constitutes a purchase or sale, as the case may be, of Common Stock.

         The provisions of Section 16(b) are generally known as the short-swing profit provisions. However, in certain cases specific rules exempt certain transactions from the short-swing profit provisions provided applicable conditions set forth in the rules are complied with. In this regard, grants of stock options pursuant to the Plan are intended to be exempted from the liability provisions of Section 16(b), but the disposition of shares acquired upon the exercise of such an option generally will not be exempted. Each director and officer of the Company and each person who beneficially own, directly or indirectly, more than ten percent of the Common Stock of the Company, should, therefore, consider the limitations imposed by Section 16(b) prior to purchasing or selling any of the Company s Common Stock or engaging in any other transaction which would result in a change in his or her beneficial ownership of the Company s Common Stock.


                          REPORTS OF THE COMPANY

         The Company's Quarterly and Annual Reports to Stockholders, proxy soliciting material and other communications distributed to the Company s stockholders generally will be provided to all Participants whether or not they are stockholders of the Company. If a Participant does not for some reason receive a copy of any of such reports, material or other communications, he or she may obtain copies of the same which the Company will provide promptly without charge upon written or oral request. Such request should be directed to Yvette E. Landau, Secretary, Circus Circus Enterprises, Inc., 2880 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (702-734-0410).

         Participants will be provided from time to time such reports, if any, concerning their options as the Committee deems appropriate. While the Committee does not have any present intention of issuing such reports on a regular basis, any Participant may obtain information concerning his or her options by contacting Yvette E. Landau at the address or telephone number indicated in the preceding paragraph.


INCORPORATION OF CERTAIN
                         DOCUMENTS BY REFERENCE

         The Company hereby incorporates by reference, the following documents, each of which shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof with the Securities and Exchange
Commission:

         (a) The Company s Annual Report on Form 10-K for the fiscal year ended January 31, 1997, filed pursuant to Section 13(a) of the 1934 Act;

         (b) The Company s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1997, filed pursuant to Section 13(a) of the 1934 Act;

         (c) The description of the Company s Common Stock contained in the Company s Registration Statement on Form 8-A declared effective by the Securities and Exchange Commission on October 25, 1983 and any amendments or reports filed for the purpose of updating such description;

         (d) The description of the Company s Common Stock Purchase Rights contained in the Company s Registration Statement on Form 8-A declared effective by the Securities and Exchange Commission on August 12, 1994, and any amendments or reports filed for the purpose of updating such description; and

         (e) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

         Copies of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents which this Prospectus incorporates), are available to any person receiving a copy of this Prospectus upon written or oral request. Such request should be directed to Yvette E. Landau, Secretary, Circus Circus Enterprises, Inc., 2880 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (702-734-0410). See Additional Information .

     EXPERTS

         The consolidated financial statements and schedules included or incorporated by reference in the Company s Annual Report on Form 10-K for the year ended January 31, 1997, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein by reference in reliance upon the authority of such firm as experts in giving said report.

                             TABLE OF CONTENTS


                                                                       Page

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . .2

DESCRIPTION OF THE PLAN. . . . . . . . . . . . . . . . . . . . . . . . . .4
    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
    Purposes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
    Administration . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
    Limitation on Number of Shares . . . . . . . . . . . . . . . . . . . .6
    Stock Options. . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
    Special Provisions Applicable to Incentive Stock Options . . . . . . .7
    Termination of Employment. . . . . . . . . . . . . . . . . . . . . . .8
    Stock Option Agreements. . . . . . . . . . . . . . . . . . . . . . . 10
    Non-Transferability. . . . . . . . . . . . . . . . . . . . . . . . . 10
    Tax Withholding. . . . . . . . . . . . . . . . . . . . . . . . . . . 10
    Rights of Participants . . . . . . . . . . . . . . . . . . . . . . . 11
    Stock Options Granted. . . . . . . . . . . . . . . . . . . . . . . . 11
    Term of the Plan . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    Rights as Stockholder. . . . . . . . . . . . . . . . . . . . . . . . 11
    Adjustments Upon Certain Changes . . . . . . . . . . . . . . . . . . 11
    Amendment, Suspension and Termination of Plan. . . . . . . . . . . . 12
    Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

FEDERAL INCOME TAX CONSEQUENCES. . . . . . . . . . . . . . . . . . . . . 12
    Incentive Stock Options. . . . . . . . . . . . . . . . . . . . . . . 12
    Non-Qualified Stock Options. . . . . . . . . . . . . . . . . . . . . 16
    Taxation of Capital Gains and Ordinary Income. . . . . . . . . . . . 17
    Deductibility of Executive Compensation Under Code
     Section 162(m). . . . . . . . . . . . . . . . . . . . . . . . . . . 17


RESTRICTIONS ON RESALE . . . . . . . . . . . . . . . . . . . . . . . . . 18

REPORTS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . 20

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . 21

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22


                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         Reference is made to the information appearing under the heading Incorporation of Certain Documents by Reference in the Prospectus constituting a part of this Registration
Statement, which information is incorporated herein by this reference.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 78.751 of the Nevada Revised Statutes (the Nevada Law ) permits a corporation to indemnify any of its directors, officers, employees and agents against costs and expenses arising from claims, suits and proceedings if such persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, in an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter, as to which such person is adjudged to be liable to the corporation unless a court of competent jurisdiction determines that in view of all the circumstances of the case, indemnification would be appropriate. The indemnification provisions of the Nevada Law expressly do not exclude any other rights a person may have to indemnification under any bylaw, among other things.

         In accordance with Nevada Revised Statutes 78.037,
Article XI of the Company s Restated Articles of Incorporation provides that no director or officer of the Company shall be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for
(a) acts or omissions which include intentional misconduct, fraud or a knowing violation of law, or (b) the payment of dividends in violation of Nevada Revised Statutes 78.300.

         Article X, Section 10.2 of the Company s Restated
Bylaws provides for mandatory indemnification of directors and officers to the fullest extent now or hereafter permitted by law.

         The Company maintains a liability insurance policy under which officers and directors are generally indemnified against losses and liability (including costs, expenses, settlements, and judgments) incurred by them in such capacities, individually or otherwise, other than specified excluded losses. The insurance policy will pay on behalf of the Company all covered losses for which the Company grants indemnification of each officer or director as permitted by law which the officer or director becomes legally obligated to pay on account of an indemnifiable claim. The policy would generally cover, in addition to other liabilities, liabilities arising under the federal securities laws; however, the subject of loss may not include any claim or claims under federal or state law arising out of or relating to (i) the filing of a registration statement with the Securities and Exchange Commission or the offer or sale by means of a prospectus of any security with respect to which a registration statement has been filed, including, but not limited to, any claim asserting that such registration statement or prospectus contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any underwriting agreement for the offer or sale of any security, or
(iii) any accounting of profits from the purchase or sale of securities of the Company under Section 16(b) of the Securities Exchange Act of 1934 or a similar state law.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

10       1993 Stock Option Plan, as amended.

23       Consent of Arthur Andersen LLP

Item 9.  Undertakinqs.

         The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section l0(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant s annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnifi-cation by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 24th day of June, 1997.

                        CIRCUS CIRCUS ENTERPRISES, INC.


                        By: CLYDE T.  TURNER
                             CLYDE T. TURNER, Chairman of the
                             Board and Chief Executive Officer

                             POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clyde T. Turner and Glenn Schaeffer, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                                  Date

Clyde T.  Turner        Chairman of the Board                   June 24, 1997
Clyde T. Turner         and Chief Executive
                         Officer (Principal
                             Executive Officer)

Michael S. Ensign       Vice Chairman of the                    June 24, 1997
Michael S. Ensign       Board and Chief Operating
                        Officer

Signature                    Title                                   Date

William A. Richardson   Executive Vice President                 June 24, 1997
William A. Richardson   and Director

Glenn Schaeffer         President, Chief                         June 24, 1997
Glenn Schaeffer         Financial Officer,
                        Treasurer and Director
                        (Principal Financial
                        Officer)


Les Martin              Vice President and                       June 24, 1997
Les Martin              Chief Accounting Officer
                        (Principal Accounting
                        Officer)

Richard P. Banis        Director                                 June 24, 1997
Richard P. Banis


                        Director                                 June   , 1997
Arthur H. Bilger


Richard A. Etter        Director                                 June 24, 1997
Richard A. Etter


Michael D. McKee        Director                                 June 24, 1997
Michael D. McKee


                                                   Exhibit 10

                      CIRCUS CIRCUS ENTERPRISES, INC.

                          1993 STOCK OPTION PLAN

                  (As Amended and Restated June 24, 1997)


1.       PURPOSES OF THE PLAN

         The purposes of this 1993 Stock Option Plan (the Plan ) are to enable Circus Circus Enterprises, Inc. (the Company ) and its Subsidiaries to attract and retain the services of officers and other key employees with managerial, professional or supervisory responsibilities, to retain able consultants and advisors and to motivate such persons to use their best efforts on behalf of the Company.

2.       GENERAL PROVISIONS

         2. 1 Definitions

         As used in the Plan:

              (a)   Board of Directors  means the board of
                   Directors of the Company

              (b)   Code  means the Internal Revenue Code of
                   1986, including any and all amendments
                   thereto.

              (c)   Committee  means the committee appointed by
                   the Board of Directors from time to time to administer the Plan pursuant to Section 2.2.

              (d)   Common Stock  means the Company s Common
                   Stock, $.01-2/3 par value.

              (e)   Fair Market Value  means, with respect to a
                   specific date, the last reported sale price of the Common Stock on the NYSE Composite Tape on the date such Fair Market Value is being determined, and, in the absence of any sale on such day, the Fair Market Value as determined in good faith by the Committee on the basis of such quotations and other considerations as the Committee deems appropriate.

              (f)   Incentive Stock Option  means an option
                   granted under the Plan which is intended to qualify as an incentive stock option under
                   Section 422 of the Code.

              (g)   NYSE  means the New York Stock Exchange.

              (h)   Non-Qualified Stock Option  means an option
                   granted under the Plan which is not an
                   Incentive Stock Option.

              (i)   Participant  means a person to whom a Stock
                   Option has been granted under the Plan.

              (j)   Rule 16b-3  means Rule 16b-3 promulgated
                   under the Securities Exchange Act of 1934, as amended, or any successor rule.

              (k)   Stock Option  means an Incentive Stock Option
                   or a Non-Qualified Stock Option granted under the Plan.

              (l)   Subsidiary  means any corporation (other than
                   the Company) in an unbroken chain of
                   corporations beginning with the Company if, at the time of the granting of the Stock Option, each of the corporations other than the last corporation in the unbroken chain owns 50% or more of the total voting power of all classes of stock in one of the other corporations in such chain.

         2.2  Administration of the Plan

              (a)  The Plan shall be administered by the
                   Committee which shall at all times consist of two (2) or more persons, each of whom shall be a member of the Board of Directors. To the extent possible, and to the extent the Board of Directors deems it necessary or appropriate, each member of the Committee shall be a Non-Employee Director (as such term is defined in Rule 16b-3) and an Outside Director (as such term is defined in Treasury Regulations Section 1.162-27 promulgated under the Code). The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine.

              (b) The Committee shall have the full power, subject to and within the limits of the Plan, to: (i) interpret and administer the Plan, and Stock Options granted under it; (ii) make and interpret rules and regulations for the administration of the Plan and to make changes in and revoke such rules and regulations (and in the exercise of this power, shall generally determine all questions of policy and expediency that may arise and may correct any defect, omission, or inconsistency in the Plan or any agreement evidencing the grant of any Stock Option in a manner and to the extent it shall deem necessary to make the Plan fully effective); (iii) determine those persons to whom Stock Options shall be granted and the number of Stock Options to be granted to any person; (iv) determine the terms of Stock Options granted under the Plan, consistent with the provisions of the Plan; and (v) generally, exercise such powers and perform such acts in connection with the Plan as are deemed necessary or expedient to promote the best interests of the Company. The interpretation and construction by the Committee of any provisions of the Plan or of any Stock Option shall be final, binding and conclusive.

              (c) The Committee may act only by a majority of its members then in office; however, the Committee may authorize any one (1) or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.

              (d) No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person s own fraud or bad faith.

         2.3  Effective Date

         The Plan shall become effective upon its adoption by the Board of Directors, and Stock Options may be granted upon such adoption and from time to time thereafter, subject, however, to approval of the Plan by the affirmative vote of the holders of a majority of the shares of the Common Stock present in person or by proxy and entitled to vote at an annual meeting of the shareholders of the Company or at a special meeting of the shareholders of the Company expressly called for such purposes, or any adjournments thereof, within 12 months after the adoption of the Plan by the Board of Directors. If the Plan is not approved at such annual or special meeting or at any adjournments thereof, this Plan and all Stock Options previously granted thereunder shall become null and void.

         2.4  Duration

         If approved by the shareholders of the Company, as provided in Section 2.3, unless sooner terminated by the Board of Directors, the Plan shall remain in effect for a period of ten (10) years following its adoption by the Board of Directors.

         2.5  Shares Subject to the Plan

         The maximum number of shares of Common Stock which may be subject to Stock Options granted under the Plan shall be 3,000,000. The Stock Options shall be subject to adjustment in accordance with Section 4.1, as appropriate, and shares to be issued upon exercise of Stock Options may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock purchased or acquired by the Company for any purpose. If a Stock Option or portion thereof shall expire or is terminated, canceled or surrendered for any reason without being exercised in full, the unpurchased shares of Common Stock which were subject to such Stock Option or portion thereof shall be available for future grants of Stock Options under the Plan. Notwithstanding any provision to the contrary, the number of shares of Common Stock for which Stock Options may be granted to any person pursuant to the Plan during 1997 or during any subsequent calendar year shall not exceed 1,000,000, provided, however, that such number shall be subject to appropriate adjustment in accordance with Section 4.1.

         2.6  Amendments

         The Plan may be suspended, terminated or reinstated, in whole or in part, at any time by the Board of Directors. The Board of Directors may from time to time make such amendments to the Plan as it may deem advisable, including, with respect to Incentive Stock Options, amendments deemed necessary or desirable to comply with
         Section 422 of the Code and any regulations issued thereunder; provided, however, that without the approval of the Company s shareholders no amendment shall be made which:

              (a) Increases the maximum number of shares of Common Stock which may be subject to Stock Options granted under the Plan (other than as provided in Section 4.1, as appropriate); or

              (b)  Extends the term of the Plan; or

              (c)  Increases the period during which a Stock
                   Option may be exercised beyond ten years from the date of grant; or

              (d) Otherwise materially increases the benefits accruing to Participants under the Plan; or

              (e) Materially modifies the requirements as to eligibility for participation in the Plan; or

              (f) Will cause Stock Options granted under the Plan to fail to meet the requirements of Rule
                   16b-3.

         Except as otherwise provided herein, termination or amendment of the Plan shall not, without the consent of a Participant, affect such Participant s rights under any Stock Option previously granted to such Participant.

         2.7  Participants and Grants

         Stock Options may be granted by the Committee to (i) officers and other full-time salaried employees of the Company and its Subsidiaries with managerial, professional or supervisory responsibilities and (ii) consultants and advisors who render bona fide services to the Company and its Subsidiaries, in each case, where the Committee determines that such officer, employee, consultant or advisor has the capacity to make a substantial contribution to the success of the Company. The Committee may grant Stock Options to purchase such number of shares of Common Stock (subject to the limitations of Section 2.5) as the Committee may, in its sole discretion, determine. In granting Stock Options under the Plan, the Committee, on an individual basis, may vary the number of Incentive Stock Options or Non-Qualified Stock Options as between Participants and may grant Incentive Stock Options and/or Non-Qualified Stock Options to a Participant in such amounts as the Committee may determine in its sole discretion.

3.       STOCK OPTIONS

         3.1  General

         All Stock Options granted under the Plan shall be evidenced by written agreements executed by the Company and the Participant to whom granted, which agreement shall state the number of shares of Common Stock which may be purchased upon the exercise thereof and shall contain such investment representations and other terms and conditions as the Committee may from time to time determine, or, in the case of Incentive Stock Options, as may be required by Section 422 of the Code, or any other applicable law.

         3.2  Price

         Subject to the provisions of Sections 3.6(d) and 4.1, the purchase price per share of Common Stock subject to a Stock Option shall, in no case, be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Stock Option is granted.

         3.3  Period

         The duration or term of each Stock Option granted under the Plan shall be for such period as the Committee shall determine but in no event more than ten (10) years from the date of grant thereof.

         3.4  Exercise

         Subject to Section 4.4, Stock Options may be exercisable immediately upon granting of the Stock Option or at such other time or times as the Committee shall specify when granting the Stock Option. Once exercisable, a Stock Option shall be exercisable, in whole or in part, by delivery of a written notice of exercise to the Secretary of the Company at the principal office of the Company specifying the number of shares of Common Stock as to which the Stock Option is then being exercised together with payment of the full purchase price for the shares being purchased upon such exercise. Until the shares of Common Stock as to which a Stock Option is exercised are issued, the Participant shall have none of the rights of a shareholder of the Company with respect to such shares.

         3.5  Payment

         The purchase price for shares of Common Stock as to which a Stock Option has been exercised and any amount required to be withheld, as contemplated by Section 4.3, may be paid:

              (a) In United States dollars in cash, or by check, bank draft or money order payable in United
                   States dollars to the order of the Company; or

              (b) By the delivery by the Participant to the Company of whole shares of Common Stock having an aggregate Fair Market Value on the date of payment equal to the aggregate of the purchase price of Common Stock as to which the Stock Option is then being exercised or by the withholding of whole shares of Common Stock having such Fair Market Value upon the exercise of such Stock Option; or

              (c) In the discretion of the Committee, by a combination of both (a) and (b) above.

The Committee may, in its discretion, impose limitations, conditions and prohibitions on the use by a Participant of shares of Common Stock to pay the purchase price payable by such Participant upon the exercise of a Stock Option.

         3.6  Special Rules for Incentive Stock Options

         Notwithstanding any other provision of the Plan, the following provisions shall apply to Incentive Stock
         Options granted under the Plan:

              (a) Incentive Stock Options shall only be granted to Participants who are employees of the Company or its Subsidiaries.

              (b) To the extent that the aggregate Fair Market Value of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under this Plan and any other Plan of the Company or a Subsidiary exceeds $100,000, such Stock Options shall be treated as Non-Qualified Stock Options.

              (c) Any Participant who disposes of shares of Common Stock acquired upon the exercise of an Incentive Stock Option by sale or exchange either within two (2) years after the date of the grant of the Incentive Stock Option under which the shares were acquired or within one
                   (1) year of the acquisition of such shares, shall promptly notify the Secretary of the Company at the principal office of the Company of such disposition, the amount realized, the purchase price per share paid upon exercise and the date of disposition.

              (d) No Incentive Stock Option shall be granted to a Participant who, at the time of the grant, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock either of the Company or any parent or Subsidiary of the Company, unless the purchase price of the shares of Common Stock purchasable upon exercise of such Incentive Stock Option is at least one hundred ten percent (110%) of the Fair Market Value (at the time the Incentive Stock Option is granted) of the Common Stock and the Incentive Stock Option is not exercisable more than five
                   (5) years from the date it is granted.

         3.7  Termination of Employment

              (a) In the event a Participant s employment by, or relationship with, the Company shall terminate for any reason other than those reasons specified in Sections 3.7(b), (c), (d) or (e) hereof while such Participant holds Stock Options granted under the Plan, then all rights of any kind under any outstanding Option held by such Participant which shall not have previously lapsed or terminated shall expire immediately.

              (b)  If a Participant s employment by, or
                   relationship with, the Company or its
                   Subsidiaries shall terminate as a result of such Participant s total disability, each Stock Option held by such Participant (which has not previously lapsed or terminated) shall immediately become fully exercisable as to the total number of shares of Common Stock subject thereto (whether or not exercisable to that extent at the time of such termination) and shall remain so exercisable by such Participant for a period of six months after termination unless such Stock Option expires earlier by its terms. For purposes of the foregoing sentence, total disability shall mean permanent mental or physical disability as determined by the Committee.

              (c) In the event of the death of a Participant, each Stock Option held by such Participant (which has not previously lapsed or terminated) shall immediately become fully exercisable as to the total number of shares of Common Stock subject thereto (whether or not exercisable to that extent at the time of death) by the executor or administrator of the Participant s estate or by the person or persons to whom the deceased Participant s rights thereunder shall have passed by will or by the laws of descent or distribution, and shall remain so exercisable for a period of six months after such Participant s death unless such Stock Option expires earlier by its terms.

              (d) If a Participant s employment by the Company shall terminate by reason of such Participant s retirement in accordance with Company policies, each Stock Option held by such Participant at the date of termination (which has not previously lapsed or terminated) shall immediately become fully exercisable as to the total number of shares of Common Stock subject hereto (whether or not exercisable to that extent at the time of such termination) and shall remain so exercisable by such Participant for a period of three months after termination, unless the Stock Option expires earlier by its terms.

              (e)  In the event the Company terminates the
                   employment of a Participant who at the time of such termination was an officer of the Company and had been continuously employed by the Company during the five year period immediately preceding such termination, for any reason except good cause (hereafter defined) and except upon such Participant s death, total disability or retirement in accordance with Company policies, each Stock Option held by such Participant (which has not previously lapsed or terminated and which has been held by such Participant for more than six months prior to such termination) shall immediately become fully exercisable as to the total number of shares of Common Stock subject thereto (whether or not exercisable to that extent at the time of such termination) and shall remain so exercisable for a period of three (3) months after such termination unless such Stock Option expires earlier by its terms. A termination for good cause shall be deemed to have occurred only if the Participant in question (i) is terminated by written notice for dishonesty, because of his conviction of a felony, or because of his violation of any material provision of any employment or other agreement with the Company or any of its Subsidiaries, or (ii) shall voluntarily resign or terminate his employment with the Company or any of its Subsidiaries under or followed by such circumstances as would constitute a breach of any material provision of any employment or other agreement between him and the Company or any of its Subsidiaries, or (iii) shall have committed an act of dishonesty not discovered by the Company or any of its Subsidiaries prior to the cessation of his employment with the Company or any of its Subsidiaries, but which would have resulted in his discharge if discovered prior to such date, or (iv) shall, either before or after cessation of his employment with the Company or any of its Subsidiaries, without the written consent of the Company or any of its Subsidiaries, use (except for the benefit of the Company or any of its Subsidiaries) or disclose to any other person any confidential information relating to the continuation or proposed continuation of the business or any trade secrets of the Company or any of its Subsidiaries obtained as a result of or in connection with such employment, or (v) shall, either before or after the cessation of his employment with the Company or any of its Subsidiaries, without the written consent of the Company or any of its Subsidiaries, directly or indirectly, give advice to, or serve as an employee, director, officer, or trustee of, or in any similar capacity with, or otherwise directly or indirectly participate in the management, operation, or control of, or have any direct or indirect financial interest in, any corporation, partnership, or other organization which directly or indirectly competes in any respect with the Company or any of its Subsidiaries, or (vi) shall cease to be employed by the Company or any of its Subsidiaries because of his inability to continue as an employee under any law or governmental regulation, including any Nevada gaming law or regulation, or (vii) shall voluntarily resign or terminate his employment with the Company or any of its Subsidiaries under or followed by such circumstances as would have rendered him unable to have continued as an employee under any law or governmental regulation, including any Nevada gaming law or regulation.

         3.8  Effect of Leaves of Absence

         It shall not be considered a termination of employment when a Participant is on military or sick leave or such other type of leave of absence which is considered a continuing intact the employment relationship of the Participant with the Company or any of its Subsidiaries. In case of such leave of absence, the employment relationship shall be deemed to have continued until the later of (i) the date when such leave shall have lasted ninety days in duration, or (ii) the date as of which the Participant s right to reemployment shall have no longer been guaranteed either by statute or contract.

4.       MISCELLANEOUS PROVISIONS

         4.1  Adjustments Upon Changes in Capitalization

         In the event of changes to the outstanding shares of Common Stock of the Company through reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend, stock consolidation or otherwise, or in the event of a sale of all or substantially all of the assets of the Company, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which Stock Options may be granted. A corresponding adjustment changing the number or kind of shares and/or the purchase price per share of unexercised Stock Options or portions thereof which shall have been granted prior to any such change shall likewise be made. Notwithstanding the foregoing, in the case of a reorganization, merger or consolidation, or sale of all or substantially all of the assets of the Company, in lieu of adjustments as aforesaid, the Committee may in is discretion accelerate the date after which a Stock Option may or may not be exercised or the stated expiration date thereof. Adjustments or changes under this Section shall be made by the Committee, whose determination as to what adjustments or changes shall be made, and the extent thereof, shall be final, binding and conclusive.

         4.2  Non-Transferability

         No Stock Option shall be transferable except by will or the laws of descent and distribution, nor shall any Stock Option be exercisable during the Participant s lifetime by any person other than the Participant or his guardian or legal representative.

         4.3  Withholding

         The Company s obligations under this Plan shall be subject to applicable federal, state and local tax withholding requirements. Federal, state and local withholding tax due at the time of a grant or upon the exercise of any Stock Option may, in the discretion of the Committee, be paid in shares of Common Stock already owned by the Participant or through the withholding of shares otherwise issuable to such Participant, upon such terms and conditions as the Committee shall determine. If the Participant shall fail to pay, or make arrangements satisfactory to the Committee for the payment, to the Company of all such federal, state and local taxes required to be withheld by the Company, then the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to such Participant an amount equal to any federal, state or local taxes of any kind required to be withheld by the Company.

         4.4  Compliance with Law and Approval of Regulatory
              Bodies

         No Stock Option shall be exercisable and no shares will be delivered under the Plan except in compliance with all applicable federal and state laws and regulations including, without limitation, compliance with all federal and state securities laws and withholding tax requirements and with the rules of NYSE and of all other domestic stock exchanges on which the Common Stock may be listed. Any share certificate issued to evidence shares for which a Stock Option is exercised may bear legends and statements the Committee shall deem advisable to assure compliance with federal and state laws and regulations. No Stock Option shall be exercisable and no shares will be delivered under the Plan, until the Company has obtained consent or approval from regulatory bodies, federal or state, having jurisdiction over such matters as the Committee may deem advisable. In the case of the exercise of a Stock Option by a person or estate acquiring the right to exercise the Stock Option as a result of the death of the Participant, the Committee may require reasonable evidence as to the ownership of the Stock Option and may require consents and releases of taxing authorities that it may deem advisable.

         4.5  No Right to Employment

         Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, or any part thereof, nor the granting of any Stock Options hereunder, shall confer upon any Participant under the Plan any right to continue in the employ of the Company or any Subsidiary, or shall in any way affect the right and power of the Company or any Subsidiary to terminate the employment of any Participant at any time with or without assigning a reason therefor, to the same extent as might have been done if the Plan had not been adopted.

         4.6  Exclusions from Pension Computations

         By acceptance of a grant of a Stock Option under the Plan, the recipient shall be deemed to agree that any income realized upon the receipt or exercise thereof or upon the disposition of the shares received upon exercise will not be taken into account as  base remuneration ,
          wages ,  salary  or  compensation  in determining the
         amount of any contribution to or payment or any other
         benefit under any pension, retirement, incentive, profit-sharing or deferred compensation plan of the Company or any Subsidiary.

         4.7  Abandonment of Options

         A Participant may at any time abandon a Stock Option prior to its expiration date. The abandonment shall be evidenced in writing, in such form as the Committee may from time to time prescribe. A Participant shall have no further rights with respect to any Stock Option so abandoned.

         4.8  Severability

         If any of the terms or provisions of the Plan conflict with the requirements of Rule 16b-3, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3.

         4.9  Interpretation of the Plan

         Headings are given to the Sections of the Plan solely as a convenience to facilitate reference, such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of the Plan or any provision hereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural and vice versa.

         4.10 Use of Proceeds

         Funds received by the Company upon the exercise of Stock
         Options shall be used for the general corporate purposes of the Company.

         4.11 Construction of Plan

         The place of administration of the Plan shall be in the State of Nevada, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Nevada.


                                                                 Exhibit 23





                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this Form S-8 Registration Statement of our report dated February 26, 1997 included or incorporated by reference in Circus Circus Enterprises, Inc. s Annual Report on Form 10-K for the year ended January 31, 1997 and to all references to our Firm included in this Registration Statement.



                                                ARTHUR ANDERSEN LLP







Las Vegas, Nevada
June 24, 1997